Exhibit 2.3

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.  Asterisk denote omissions.

SALE AND PURCHASE AGREEMENT (INO BUSINESS) dated as of July 20, 1998 among INO HOLDINGS LLC, a Delaware limited liability company (the “Seller”), AGA GAS, INC, an Ohio corporation (“AGA”), and INOCO, INC., a Delaware corporation (“INOCO”); and for the purposes of Sections 5.9, 5.13 and 11.11, AGA AB; and for the purposes of Sections 5.13 and 11.11, BECTON, DICKINSON and COMPANY (“BECTON”), and INSTRUMENTARIUM CORPORATION (“INSTRUMENTARIUM”).

WITNESSETH:

WHEREAS, the Seller has acquired from The BOC Group plc, (the “BOC Group”) and is engaged in the businesses comprising the INO Development Program, and

WHEREAS, the Seller wishes to sell the Business (as defined herein), upon the terms and subject to the conditions set forth herein, and

WHEREAS, AGA desires to purchase the assets and assume certain liabilities of the Business, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.            Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority or arbitrator.

“Affiliate” means, with respect to any specified Person, any other Person that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (which in the case of the Seller shall include each of the members of the Seller and any manager of the Seller and each of their Affiliates).  For the purposes of this Agreement, each of Becton and Instrumentarium shall be deemed to be an Affiliate of Seller.

“AGA AB and AGA Guarantee Agreement” means a guarantee agreement given by AGA AB and AGA to be dated as of the Closing Date.

“Agency Agreement” means an Agency and Cooperation Agreement between Ohmeda, Inc., AGA Gas, Inc., INOCO, Inc., and for purposes of Sections 2.3, 7.1, 9.1 and 12.9 AGA AB and for purposes of Sections 2.3, 7.2, 9.2 and 12.9 Instrumentarium relating to the sale and distribution of the Products (as defined therein) and other hardware used in the Business.

“Agreement” means this Sale and Purchase Agreement dated as of July 20, 1998 among the Seller and the Purchasers (including the Exhibits and Schedules attached hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions hereof.

“Ancillary Agreements” means (a) the Bill of Sale and Assignment Agreement, (b) the Assumption Agreement, (c) the Agency Agreement, (d) the AGA AB and AGA Guarantee Agreement, (e) the Becton Guarantee Agreement, and (f) the Instrumentarium Guarantee Agreement.

“Assumption Agreement” means an agreement to be dated as of the Closing Date pursuant to which AGA will assume the Assumed Liabilities.

“Becton Guarantee Agreement” means a guarantee agreement given by Becton to be dated as of the Closing Date.

“Bill of Sale and Assignment Agreement” means an agreement to be dated the Closing Date, pursuant to which the Seller will transfer to AGA the Assets.

“BOC Sale Agreement” means the Sale and Purchase Agreement (INO Business) dated as of January 28, 1998 between the Seller and the BOC Group (including the Exhibits and Schedules attached thereto and the disclosure schedule attached thereto) and Amendment No. 1 thereto dated April 3, 1998.

“Business” means the Seller’s existing clinical development program for products based on inhaled nitric oxide, including all of the Assets and Assumed Liabilities.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Disclosure Schedule” means the Disclosure Schedule dated as of the date hereof delivered to the Purchasers by the Seller.

“due inquiry” shall mean the inquiry described in Exhibit 1.1(a) hereto.

“Employees” means employees of the Business.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge or other encumbrance of any kind.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Governmental Authority” means any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal, or judicial or arbitral body whether federal, state, provincial, local or foreign.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered or made by or with any Governmental Authority.

“including” means including, without limitation.

“Instrumentarium Guarantee Agreement” means a guarantee agreement given by Instrumentarium to be dated as of the Closing Date.

“Intellectual Property” means (a) inventions, ideas and conceptions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application or applications, (b) patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein, (c) trademarks, service marks, trade dress, logos, whether or not registered, including all common law rights, and registrations and applications for registration thereof, and the goodwill associated therewith, (d) copyrights (registered or otherwise) and registrations and applications for registration thereof, (e) computer software including source code, object code, executable code, operation systems and specifications, and other materials related thereto and (f) trade secrets and confidential, technical or business information including know-how and show-how, manufacturing and production processes and techniques, testing and analytical methods, research and development information, drawings, specifications, design, plans, proposals, technical data, and the like.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Seller, the actual Knowledge, after due inquiry, of the persons set forth on Exhibit 1.1(b).

“Law” means any statute, law, ordinance, regulation, rule, code, order or requirement of any Governmental Authority.

“Leased Real Property” means all the real property that is leased by the Seller, together with all buildings, fixtures and improvements located thereon.

“Material Adverse Effect” means any change in, or effect on, the Business as currently conducted that is materially adverse to the business, results of operations or financial condition of the Business, taken as a whole.

“Owned Intellectual Property” means all Intellectual Property owned by the Seller.

“Owned Real Property” means all the real property owned by the Seller, together with all buildings, fixtures and improvements thereon.

“Permitted Encumbrances” means any Encumbrances that do not significantly interfere, individually or in the aggregate, with the value or uses (current or anticipated by the Business as of the date of this Agreement) of the assets to which they relate.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended.

“Pre-June 1 Financial Obligations” means $2,581,716 of liabilities of the Business, which would be reflected as liabilities of the Business in a balance sheet prepared in accordance with generally accepted accounting principles in the United States as of May 30, 1998.

“Purchasers’ 401(k) Plan” means a defined contribution plan to be designated by AGA.

“Purchasers” means collectively AGA and INOCO.

“Retained Product Liabilities” means any liability of Seller, whether known or unknown to Seller, (i) that arises out of (x) the manufacture, sale, distribution, or use (whether or not sold or distributed commercially or for research purposes, or otherwise, and irrespective of whether manufactured, sold or distributed by Seller or any predecessor of the Business) of any products of the Business, including Nitric Oxide or any gases or equipment related to the use of Nitric Oxide, on or before the Closing Date, or (y) any services of the Business rendered by Seller or any predecessor of the Business, on or before the Closing Date; and (ii) that arises out of the use of any gas products of the Business after the Closing Date, including Nitric Oxide or any other gas products related to the use of Nitric Oxide (whether or not manufactured, sold or distributed commercially or for research purposes, or otherwise, and irrespective of whether manufactured, sold or distributed by Seller or its predecessors before or after the Closing Date, or by Purchasers after the Closing Date), if the gas product was manufactured on or before the Closing Date, and if the gas product (i) is defective in a manner so as not to meet any applicable standards promulgated by any Governmental Authority, or (ii) does not conform to product specifications as set forth in the Business’s literature concerning the product.

“Tax” or “Taxes” means (a) all taxes, charges, fees, levies, duties, imposts, or other similar assessments, including income, gross receipts, ad valorem, excise, real property, personal property, windfall profit, sales, use, transfer, stamp, licensing, withholding, employment, payroll, minimum, estimated and franchise taxes imposed by the United States or any state, local, or foreign government, or any subdivision, agency, or other similar person of the United States, or any such government and (b) any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with, any such tax or taxes.

“United States” means the United States of America and its territories, including Puerto Rico.

Section 1.2.            Other Defined Terms.  The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term:	Section:

AGA	Preamble
Agreement Rights	2.1
Assets	2.1
Apportioned Obligations	7.2(a)
Assumed Liabilities	2.2
Basket	9.2(a)
Becton	Preamble
Benefit Plans	3.8(a)
BOC 401(k) Plan	6.2(a)(iii)
BOC Assets	3.2
BOC Cash Balance Plan	6.2(a)(i)
BOC Closing Date	6.1
BOC Companies	3.8(a)
BOC Group	Recitals
BOC Hourly Plan	6.2(a)(ii)
BOC Severance Plan	6.1
BOC Trustee	6.2(c)
Closing	2.4
Closing Date	2.4
Confidentiality Agreement	5.2(c)
Excluded Assets	2.1
Instrumentarium	Preamble
INOCO	Preamble
Lazard	5.2(c)
Leased Assets	2.1
Losses	9.2(a)
Material Contracts	3.6(a)
Owned Assets	2.1
Participant Promissory Notes	6.2(d)
Purchase Price Adjustment Claim	2.1
Purchaser Indemnified Party	9.3(a)
Purchasers’ Designated Plan	6.2(b)
Purchasers’ Trustee	6.2(c)
Retained Liabilities	2.2
Returns	7.3
Seller	Preamble
Seller Indemnified Party	9.2(a)

ARTICLE II

PURCHASE AND SALE

Section 2.1.            Purchase and Sale of the Business.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Seller shall sell, convey, assign, transfer and deliver to Purchasers, and Purchasers shall purchase, acquire, accept and pay for, all of Seller’s right, title and interest in all of the properties, assets, and other rights that are (i) owned by Seller (the “Owned Assets”) or (ii) leased by, or licensed to, the Seller (the “Leased Assets”) on the Closing Date (collectively, but subject to the final sentence of this Section 2.1, the “Assets”).  AGA shall acquire, accept, and pay for, all of Seller’s right, title and interest in the Assets and Business.  Notwithstanding anything to the contrary set forth in this Agreement, Seller retains, and the Assets do not include (i) any right of Seller under this Agreement (including the right to receive payment under Section 2.3 and Exhibit 2.3 of this Agreement and pursuant to the Note the form of which is attached as Exhibit 2.3(a)(i) to this Agreement) and the AGA AB and AGA Guarantee Agreement (the “Agreement Rights”), and (ii) any right that Seller has to seek or collect a purchase price adjustment from The BOC Group that results from the post-closing purchase price adjustment proceeding pursuant to Section 2.05 of the BOC Sale Agreement (the “Purchase Price Adjustment Claim” and together with the Agreement Rights, the “Excluded Assets”).

Section 2.2.            Assumption of Liabilities.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, AGA and the Seller shall execute and deliver the Assumption Agreement, pursuant to which AGA shall assume, and agree to pay, perform and discharge when due, any and all debts, liabilities and obligations of the Seller, of whatever nature (whether fixed or contingent, matured or unmatured, arising by Law or by contract or otherwise, on or prior to the Closing Date) other than (i) the Seller’s obligation pursuant to Section 5.20 of the BOC Sale Agreement, (ii) the Retained Product Liabilities, (iii) any obligation of Seller under this Agreement, and (iv) any obligation or liability of Seller to the extent arising out of the Purchase Price Adjustment Claim (collectively, the “Assumed Liabilities”).

The four types of obligations or liabilities that are retained by Seller under the preceding paragraph, namely (i) the Seller’s obligation pursuant to Section 5.20 of the BOC Sale Agreement, (ii) the Retained Product Liabilities, (iii) any obligation of Seller under this Agreement, and (iv) any obligation or liability of Seller to the extent arising out of the Purchase Price Adjustment Claim are referred to as the “Retained Liabilities.”

Section 2.3.            Purchase Price.  The aggregate purchase price for the Business shall be as described in Exhibit 2.3.

Section 2.4.            Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets, the assumption of the Assumed Liabilities, and the execution and delivery of the Ancillary Agreements contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York immediately following the execution and delivery of this Agreement, or at such other place or at such other time or on such other date as the parties mutually agree in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.5.            Closing Deliveries by the Seller.  At the Closing, the Seller shall deliver or cause to be delivered to the Purchasers:

(a)           executed counterparts of the Ancillary Agreements;

(b)           bills of sale, deed, and such other instruments as may be reasonably requested by the Purchasers to transfer the Assets to the Purchasers, as applicable, or to evidence such transfer on the public records;

(c)           an aggregate of $2,581,716 in respect of the Pre-June 1 Financial Obligations, to be paid as set forth in Exhibit 2.5(c); and

(d)           a receipt for the $2,000,000 payment referred to in Section 2.6(a).

Section 2.6.            Closing Deliveries by the Purchasers.  At the Closing, the Purchasers shall deliver to the Seller (or the Seller’s designee):

(a)           an aggregate of $2,000,000 to be paid as set forth in Exhibit 2.5(c);

(b)           an executed receipt in the form set forth in Exhibit 2.6(b);

(c)           executed counterparts of the Ancillary Agreements; and

(d)           such documents as may be reasonably requested by the Seller to effect the assumption by AGA of the Assumed Liabilities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the referenced section of the Disclosure Schedule, the Seller hereby represents and warrants to the Purchasers as follows:

Section 3.1.            Organization and Authority of the Seller.  The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary limited liability company power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Ancillary Agreements by the Seller, the performance of the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Seller.  This Agreement has been duly executed and delivered by the Seller, and upon their execution and their delivery the Ancillary Agreements will be duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchasers) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms.  The execution and delivery of this Agreement by each of Becton and Instrumentarium have been duly authorized by all requisite corporate action on the part of each of Becton and Instrumentarium.  This Agreement (for purposes of Sections 5.13 and 11.11 only) has been duly executed and delivered by each of Becton and Instrumentarium and (assuming due authorization, execution and delivery by the Purchasers and AGA AB) Sections 5.13 and 11.11 constitute the legal, valid and binding obligations of each of Becton and Instrumentarium, enforceable against each of Becton and Instrumentarium in accordance with the terms of such Sections.

Section 3.2.            Title to Assets.  Except as described in Section 3.2 of the Disclosure Schedule and except as would not have a Material Adverse Effect, as of the Closing Date the Seller will own good and marketable title to the Owned Assets, and will lease under valid leases or have the legal right to use the Leased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.  The Assets include such of the property, assets, and other rights that Seller acquired from the BOC Group pursuant to the BOC Sale Agreement, except for any Excluded Assets, that remain in the possession of Seller at the Closing Date (the “BOC Assets”).  Except as disclosed in Section 3.2 of the Disclosure Schedule, Seller has not

transferred or assigned any of its property, assets or other rights to Becton (or any of its Affiliates) or Instrumentarium (or any of its Affiliates), nor to the Knowledge of Seller, to any other Person (other than in the ordinary course of business), and, other than in the ordinary course of business Seller has not entered into any contract to do so.  To the Knowledge of Seller, all of the cylinders that are included within the Assets are Owned Assets.

Section 3.3.            No Conflict.  Assuming that all consents, approvals, authorizations and other actions described in Section 3.4 of the Disclosure Schedule have been obtained and all filings and notifications described in Section 3.4 have been made, and except as set forth in Section 3.3 of the Disclosure Schedule or as may result from any facts or circumstances relating solely to the Purchasers, the execution, delivery and performance of this Agreement by the Seller does not and will not (a) violate or conflict with the limited liability company agreement of the Seller or the certificate of formation (or other similar organizational documents) of Seller, (b) conflict with or violate any Law or Governmental Order applicable to the Seller or the Business, (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract or any other note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to or included in the Assets or to which the Seller is a party or by which any of the Assets is bound, or (d) result in the creation of any Encumbrance on any of the Assets, except, with respect to clauses (b), (c) and (d), in any such case for any violations, conflicts, breaches, defaults or other matters which would not have a Material Adverse Effect or prevent or materially delay the consummation by the Seller of the transactions contemplated hereby.

Section 3.4.            Consents and Approvals.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement and the Ancillary Agreements and would not have, individually or in the aggregate, a Material Adverse Effect, (b) as disclosed in Section 3.4 of the Disclosure Schedule and (c) as may be necessary as a result of any facts or circumstances relating solely to the Purchasers or their Affiliates.

Section 3.5.            Intellectual Property.  (a) Section 3.5 of the Disclosure Schedule sets forth a list, to the Knowledge of Seller, of (i) all patents, patent applications, trademark applications and trademark registrations owned by the Seller, and (ii) all patents, patent applications, trademark applications and trademark registrations licensed to the Seller by a third party.

(b)           Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) neither Becton nor Instrumentarium, nor to the Knowledge of Seller, the Seller or any Employee has received any written claim or written notice from any Person that use of any Intellectual Property in the Business infringes upon the rights of any other Person, nor (ii) to the Knowledge of the Seller, does the use of any Intellectual Property in the Business infringe upon the rights of any other Person.

(c)           Except as set forth in Section 3.5(c) of the Disclosure Schedule, all the Owned Intellectual Property is owned by the Seller free and clear of any Encumbrance other than Permitted Encumbrances.

Section 3.6.            Material Contracts.  (a) To the Knowledge of Seller, Section 3.6 of the Disclosure Schedule lists all contracts relating to the Business that are material to the operations of the Business or to the sale of the products anticipated by Seller (as of the date hereof) to be sold as a result of the development of the Business (the “Material Contracts”), in effect as of the date of this Agreement, to which Seller (or a predecessor in interest of the Seller) is a party.

(b)           The Seller has previously made available to the Purchasers copies of the Material Contracts, which to the Seller’s Knowledge are true and correct.

(c)           Except as set forth in Section 3.6(c) of the Disclosure Schedule, to the Knowledge of Seller, Seller is not (and no other party is) in material breach or material violation of, or material default under, any of the Material Contracts.  Except as set forth in Section 3.6(c) of the Disclosure Schedule, to the Knowledge of Seller each Material Contract is a valid agreement, arrangement or commitment of the Seller (or a predecessor in interest of the Seller), enforceable against the Seller in accordance with its terms and, to the Knowledge of the Seller, is, as of the date of this Agreement and will not, as a result of the transactions contemplated hereby, cease to be, a valid agreement, arrangement or commitment of each other party thereto, enforceable in all material respects against each such party in accordance with its terms.

Section 3.7.            Real Property.  To the knowledge of Seller, except as set forth in Section 3.7 of the Disclosure Schedule, the Owned Real Property is, and the leasehold interests with respect to the Leased Real Property are, owned by the Seller free and clear of Encumbrances other than Permitted Encumbrances.

Section 3.8.            Employee Benefit Matters; Collective Bargaining Agreements.  (a) To the Knowledge of Seller, set forth in Section 3.8 of the Disclosure Schedule is a list of each “employee benefit plan” (as defined in Section 3(3) of ERISA) and all other material employee benefit, bonus, incentive, deferred compensation, pension, welfare, termination indemnities and long service leave programs, stock purchase, stock option, severance, change in control and fringe benefit plans maintained or contributed to by the BOC Group and its Affiliates (“BOC Companies”) for current or former employees or directors of the Business, or with respect to which the Seller could incur any material liability (other than any of the foregoing that are imposed by statute, and are not separately maintained by any BOC Company) (collectively, the “Benefit Plans”).  Seller neither maintains nor contributes to any employee plans, programs or arrangements.

(b)           With respect to the Benefit Plans, to the Knowledge of the Seller, no event has occurred and there exists no condition or set of circumstances in connection with which Seller or its Affiliates could be subject to any liability under the terms of such Benefit Plans, ERISA, the Code or any other applicable Law which would have, individually or in the aggregate, a Material Adverse Effect, except for any such liability that is paid or incurred in the ordinary course pursuant to the terms of a Benefit Plan.

(c)           Section 3.8(c) of the Disclosure Schedule contains an accurate list of each collective bargaining agreement to which Seller or any of its Affiliates is a party, and that affect the employment relationship of any of the Employees, as employees of the Business.

(d)           To the Knowledge of Seller, Exhibit 3.8(a)(i) of the Disclosure Schedule contains an accurate list of each of the Employees who are actively employed in the Business as of the date hereof.

Section 3.9.            Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Seller or for which any of the Purchasers will be responsible, whether as an Assumed Liability or otherwise, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

Section 3.10.          Seller’s Liabilities and Liens.

To the Knowledge of Seller, the total liabilities (other than Retained Liabilities) of the Business as of May 30, 1998 that, in accordance with generally accepted accounting principles in the United States (consistently applied by owners of the Business prior to the Closing Date) would be required to be reflected on a balance sheet of Seller as of such date, (i) were $4,573,408 and (ii) are set forth in the Attachment to Exhibit 1.1(a) hereof.

Section 3.11.          Litigation.  Except as set forth in Section 3.11 of the Disclosure Schedule, there are no Actions pending or, to the Knowledge of the Seller, threatened against the Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

The Purchasers hereby represent and warrant to the Seller as follows:

Section 4.1.            Incorporation and Authority of the Purchasers.  Each of the Purchasers is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of the Purchasers of this Agreement and the Ancillary Agreements, the performance by each of the Purchasers of its obligations hereunder and thereunder, and the consummation by each of the Purchasers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each of the Purchasers.  This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by each of the Purchasers, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal, valid and binding obligations of each of the Purchasers, enforceable against each of the Purchasers in accordance with their respective terms.  INOCO is a wholly-owned subsidiary of AGA.  The execution and delivery of this Agreement and the Agency Agreement by AGA AB have been duly authorized by all requisite corporate action on the part of AGA AB.  This Agreement (for purposes of Sections 5.9, 5.13 and 11.11 only) and the Agency Agreement have been duly executed and delivered by AGA AB and (assuming due authorization, execution and delivery (to the extent a party thereto) by Seller and each of Becton and Instrumentarium) Sections 5.9, 5.13, and 11.11 and the Agency Agreement constitute the legal, valid and binding obligations of AGA AB, enforceable against AGA AB in accordance with the terms of such Sections and the Agency Agreement.

Section 4.2.            No Conflict.  Assuming that all consents, approvals, authorizations and other actions described in Section 4.3 have been obtained and all filings and notifications described in Section 4.3 have been made, and except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance by the Purchasers of this Agreement and the Ancillary Agreements do not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws (or other similar organizational documents) of the Purchasers, (b) conflict with or violate any Law or Governmental Order applicable to the Purchasers or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which the Purchasers or any of their subsidiaries is a party or by which any of their assets or properties is bound, except in any such case for any violations, conflicts, breaches, defaults or other matters which would not prevent or materially delay the consummation by the Purchasers of the transactions contemplated hereby.

Section 4.3.            Consent and Approvals.  The execution, delivery and performance by the Purchasers of this Agreement and the Ancillary Agreements do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchasers of the transactions contemplated by this Agreement and (b) as may be necessary as a result of any facts or circumstances relating solely to the Seller or its Affiliates.

Section 4.4.            Litigation.  There are no Actions pending or, to the Knowledge of the Purchasers, threatened against the Purchasers, that are reasonably likely to prevent or materially delay the consummation by the Purchasers of the transactions contemplated by this Agreement, and the Ancillary Agreements.

Section 4.5.            Financing.  The Purchasers have the financial capacity to perform their obligations under the Ancillary Agreements.  The Purchasers have available to them, and on the Closing Date will have, all funds necessary to consummate the transactions contemplated by this Agreement without the need of any non-Affiliate loan or financing.

Section 4.6.            Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchasers.

Section 4.7.            AGA License Agreement.  Purchasers have delivered to Seller a true and complete copy of the AGA License Agreement (as defined in Exhibit 2.3 hereof), as in effect on the date hereof.  The AGA License Agreement is in effect on the date hereof, and has not been terminated, and no notice of termination thereof has been delivered by or received by AGA AB.  Other than the AGA License Agreement, none of Purchasers, AGA AB or any other Affiliate of AGA AB has any license or other agreement or legally binding understanding with The General Hospital Corporation or any Affiliate thereof relating in any way to inhaled nitric oxide.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1.            (Reserved)

Section 5.2.            Access to Information; Confidentiality.  (a) The Purchasers acknowledge and agree that they (i) have made their own inquiry and investigation into, and based thereon, have formed an independent judgment concerning, the Business, the Assets and the Assumed Liabilities, (ii) have been furnished with or given adequate access to such information about the Business, the Assets and the Assumed Liabilities as they have requested, including copies of the BOC Sale Agreement, (iii) have had independent legal, financial and technical advice relating to the Business, the purchase of the Assets, the assumption of the Assumed Liabilities, and the terms of this Agreement and the documents to be executed pursuant hereto and (iv) will not assert any claim against the BOC Group, the Seller or any of their Affiliates or any of their respective directors, officers, employees, agents, stockholders, consultants, investment bankers, accountants or representatives, or hold the Seller or the BOC Group or any such persons liable, for any inaccuracies, misstatements or omissions with respect to information (other than the representations and warranties of the Seller contained in this Agreement) furnished by the Seller or such persons concerning the Seller, the Business, the Assets or the Assumed Liabilities.  Any implied warranty or other rights applicable to any of the transactions contemplated hereby under the Law of any jurisdiction is hereby expressly and irrevocably waived by the Purchasers to the fullest extent permitted by such Law, and the Purchasers agree that they shall not seek to enforce any such implied warranties or other rights.

(b)           In connection with the Purchasers’ investigation of the Business, the Assets and the Assumed Liabilities, the Purchasers have received from the Seller certain estimates, projections and other forecasts for the Business, and certain plan and budget information.  The Purchasers acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Purchasers are familiar with such uncertainties, that the Purchasers are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them, and that the Purchasers will not assert any claim against the Seller or the BOC Group or any of their Affiliates or any of their respective directors, officers, employees, agents, stockholders, consultants, investment bankers, accountants or representatives, or hold the Seller or the BOC Group or any such persons liable with respect thereto.  Accordingly, the Seller makes no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 5.2.

(c)           The terms of the letter agreement dated as of April 17, 1998 between Lazard Frères & Co.  LLC (“Lazard”), as agent for the Seller, and AGA AB (the “Confidentiality Agreement”) are incorporated by reference herein and shall continue in full force and effect until the Closing Date, at which time the Confidentiality Agreement and the obligations of the Purchasers under this Section 5.2(c) shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Proprietary Information (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement.  If this Agreement is, for any reason, terminated prior to the Closing Date, the Confidentiality Agreement shall continue in full force and effect thereafter in accordance with its terms.

(d)           Following the Closing, the Seller agrees to, and will cause its agents, representatives, Affiliates, employees, officers and directors to (i) treat and hold as confidential (and not disclose or provide access to any Person other than Baxter International Inc. and its employees and agents and representatives), in a manner consistent with its practices prior to the date hereof, all information related to the Business previously treated by the Seller and its Affiliates as confidential, (ii) in the event that the Seller or any such agent, representatives, Affiliates, employee, officer or director becomes compelled by Law to disclose any such information, provide the Purchasers with prompt written notice of such requirement so that the Purchasers may seek a protective order or other remedy or waive compliance with this section 5.2(d), and (iii) in the event that such protective order or other remedy is not obtained or is not of such confidential information that is legally required to be provided, use all reasonable efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Section 5.2(d) by the Seller, its agents, representatives, Affiliates, employees, officers or directors or otherwise in breach of any obligation of confidentiality by any third party.

(e)           At the Closing, Seller shall, to the extent possible, assign to Purchasers its rights that are assignable under any confidentiality agreements between Seller and other Persons.  If requested by Purchasers, Seller shall instruct any other Persons who signed a confidentiality agreement with Seller regarding the purchase of the Business to either destroy or return any confidential materials that pertain to the Business.

Section 5.3.            (Reserved)

Section 5.4.            Books and Records.  (a) Except as otherwise provided in Article VII, the Purchasers agree that they shall preserve and keep all books and records in respect of the Business existing as of the Closing Date in the Purchasers’ possession for a period of at least eight years from the Closing Date.  After such eight-year period, before the Purchasers shall dispose of any of such books and records, at least 90 calendar days’ prior written notice to such effect shall be given by the Purchasers to the Seller, and the Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as the Seller may select.  During such eight-year period, duly authorized representatives of the Seller, upon reasonable notice to Purchasers that sets forth a description of the books and records to be inspected and the purpose for the inspection, shall have access thereto during normal business hours to examine, inspect and copy such books and records.

(b)           If, in order properly to prepare documents required to be filed with Governmental Authorities or its financial statements or required under any applicable Law, it is necessary that any party (or any of their respective Affiliates) or any successors be furnished with additional information relating to the Business, the Assets, or the Assumed Liabilities, and such information is in the possession of a party or any of its Affiliates, such party agrees to use its best efforts to furnish such information to such other party as soon as reasonably practicable, at the cost and expense of the party being furnished such information.

(c)           Notwithstanding Section 5.4(b), the Purchasers shall not be required by Section 5.4(b), after the Closing Date, to disclose, or cause the disclosure of, to the officers, employees or authorized representatives or agents of the Seller or its Affiliates (or provide access to any offices, properties, books and records of the Purchasers or any of their Affiliates that could result in the disclosure to such persons or others of) any confidential information relating to pricing and marketing plans, to the extent that the Purchasers receive the written advice of outside legal counsel reasonably satisfactory to the Seller that the disclosure of such information would be inconsistent with any applicable antitrust or competition Law, or prohibited by any other applicable Law (and not as a result of any contract or agreement), nor shall the Purchasers be required to permit or cause others to permit the officers, employees or authorized representatives or agents of the Purchasers to copy or remove from the offices or properties of the Purchasers or any of their Affiliates any documents, drawings or other materials that might reveal any such confidential information.

Section 5.5.            Regulatory and Other Authorizations; Notices and Consents.  (a) Each party shall use its reasonable best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its and its Affiliates’ execution and delivery of, and the performance of their obligations pursuant to, this Agreement and shall cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)           (Reserved)

(c)           The Seller and the Purchasers shall jointly give promptly such notices to third parties and use reasonable efforts to obtain such third party consents as the Purchasers may reasonably deem necessary or desirable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including, all consents from the other Persons that are necessary or desirable in connection with the transfer of the Material Contracts; provided however that the Seller and its Affiliates shall not be required to make any payment to any such Person to induce such Person to grant such consent or waiver.

Section 5.6.            Notification to Governmental Authorities.  The Purchasers shall, as promptly as practicable after the Closing, and in any event not later than the expiration date of the applicable notification period, notify each Governmental Authority that requires such notification which is responsible for the regulatory supervision and administration of the Business with respect to Purchasers’ ownership of the Business and with respect to the names of the then current officers and directors of the Purchasers.

Section 5.7.            Bulk Transfer Laws.  The Purchasers hereby waive compliance by the Seller with the provisions of any bulk transfer Laws or other similar creditor notice requirements of any jurisdiction in connection with the sale to the Purchasers of the Assets.

Section 5.8.            Use of the Seller’s Name.  Notwithstanding any other provision of this Agreement to the contrary, no interest in or right to use any corporate name of the Seller’s Affiliates or the BOC Group and its Affiliates, or any logo, trademark or trade name or any derivation thereof of the Seller’s Affiliates or the BOC Group and its Affiliates, with respect to, or associated with, the foregoing is being transferred to the Purchasers pursuant to this Agreement, and the use of any names and marks of Seller’s Affiliates or the BOC Group and its Affiliates in connection with the Business by the Purchasers and their Affiliates shall cease as soon as practicable following the Closing Date.  The Purchasers, as soon as practicable following the Closing Date, will, and will cause their Affiliates to, remove or obliterate all names and marks previously used by the Seller’s Affiliates, and the BOC Group and their Affiliates from the signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents and other items and materials of the Business and otherwise, and not to put into use after the Closing Date any such items and materials not in existence on the Closing Date that bear any such name or mark or any name, mark or logo similar thereto.  Notwithstanding the foregoing, the Purchasers may, for a period of nine months following the BOC Closing Date, use any purchase orders, invoices, sales orders, labels, letterheads, or shipping documents existing on the Closing Date that bear any such name or mark on any name, mark or logo similar thereto, where the removal of any such name or mark or any such similar name, mark or logo would be impractical, and shall not in any event be prohibited from selling inventories existing as of the Closing Date which are pre-labeled in a manner such that the removal of any such name or mark or any name, mark or logo similar thereto would be impractical (provided that the Purchasers shall use reasonable efforts to sell such inventories before selling comparable inventories which are not so labeled).  The Purchasers agree that the Seller and the BOC Group shall have no responsibility for claims by third parties arising out of, or relating to, the use by the Purchasers or any Affiliate thereof of any such name or mark after the Closing Date, and the Purchasers agree to indemnify and hold harmless the Seller and the BOC Group from any and all claims that may arise out of the use thereof by the Purchasers or any Affiliate thereof.  Notwithstanding the foregoing, Seller may continue to use its corporate name for a period of 30 business days following the Closing.

Section 5.9.            Additional Payments.  From and after the Closing Date, the Purchasers shall make the payments described in Exhibit 2.3 in the manner described therein.  AGA AB agrees to the provisions of Sections 2.3(b)(iii), 2.3(b)(iv), 2.3(c) and 2.3(d) of such Exhibit.

Section 5.10.          Guaranties.  To the Knowledge of the Seller, Section 5.10 of the Disclosure Schedule sets forth a true and correct list of all guaranties and guaranty obligations of the Seller and its Affiliates and the BOC Group and its Affiliates as the case may be relating to obligations of the Business, but excluding any guaranties or guaranty obligations that are based primarily upon a Retained Liability.  The Purchasers shall use their reasonable efforts to cause the Seller and its Affiliates and the BOC Group and its Affiliates, as the case may be, to be released as of the Closing, or as soon thereafter as possible, from all guaranties and guaranty obligations of the Seller and its Affiliates and the BOC Group and its Affiliates, as the case may be, relating to obligations of the Business, that (i) are listed in Section 5.10 of the Disclosure

Schedule, or (ii) are not listed in Section 5.10 but become known to Purchasers at any time after the Closing.  The Purchasers agree to indemnify the Seller and its Affiliates for any and all Losses incurred by the Seller and its Affiliates arising out of any such guaranty or guaranty obligation, to the extent such Loss relates to a default or other circumstances or event arising out of the Business, except to the extent that the underlying obligation is a Retained Liability.

Section 5.11.          Further Action.  Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 5.12.          (Reserved)

Section 5.13.          Non Solicitation of Employees.

(a)           For a period of two years following the Closing Date, none of Seller, Becton, and Instrumentarium, nor any Person controlled by any such Person, shall, directly or indirectly, solicit for employment or employ any person who is as of the Closing Date (i) an Employee of the Business, or (ii) employed by AGA AB or any of the subsidiaries of AGA AB with whom the Seller, Becton, or Instrumentarium came into contact or who otherwise was identified to Seller, Becton, or Instrumentarium, or any Person controlled by Seller, Becton or Instrumentarium, in connection with the transactions contemplated by this Agreement and the Agency Agreement; provided, however, that any of such Persons may employ any such Employee who contacts such Person on his or her own initiative and without any direct or indirect solicitation by any of such Persons other than a general advertisement.

(b)           For a period for two years following the Closing Date, none of the Purchasers and AGA AB, nor any Person controlled by any such Person, shall, directly or indirectly, solicit for employment or employ (i) any employee of Ohmeda, Inc. located in the United States and (ii) any person who is as of the Closing Date employed by Becton, Instrumentarium or any of the subsidiaries of Becton or Instrumentarium with whom the Purchasers or AGA AB came into contact or who otherwise was identified to Purchasers or AGA AB, or any Person controlled by Purchasers or AGA AB, in connection with the transactions contemplated by this Agreement and the Agency Agreement; provided, however, that any of such Persons may employ any such employee who contacts such Person on his or her own initiative and without any direct or indirect solicitation by any of such Persons other than a general advertisement.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.1.            Offer of Employment; Certain Severance Benefits; Certain Arrangements.  Prior to the Closing Date, to be effective as of the Closing Date, AGA shall offer employment to each Employee who works in the plant, and INOCO shall offer employment to each of the remaining Employees, all under the same terms and conditions (consistent with Purchasers’ obligations under Section 6.3(e) of the Agreement), and at the same level of compensation, as provided to such Employees by the BOC Group.  In the event that the employment of an Employee who is eligible for coverage immediately prior to April 3, 1998 (the “BOC Closing Date”) under the BOC Group’s Severance Security Plan (the “BOC Severance Plan”), is terminated by the Purchasers within nine months after the BOC Closing Date, the Purchasers shall pay such terminated employee severance benefits in accordance with and subject to the terms of the BOC Severance Plan as in effect on the BOC Closing Date, as if the BOC Severance Plan were then maintained by the Purchasers.  Service with the BOC Group, the BOC Companies, the Seller and the Purchasers for periods prior to and after the Closing Date shall be aggregated for purposes of calculating severance benefits.

Section 6.2.            United States Pension and Retirement Plans.  (a) Cessation of Benefit Accruals and Full Vesting.  Effective as of the Closing Date, benefit accruals will cease under (i) that portion of the BOC Pension Plan known as the “Cash Balance Retirement Plan” (the “BOC Cash Balance Plan”), (ii) that portion of the BOC Pension Plan known as the “Non-Contributory Retirement Income Plan for Bargaining Unit Employees” (the “BOC Hourly Plan”) and (iii) the BOC, Inc. Savings Investment Plan (the “BOC 401(k) Plan”) with respect to those participants in the BOC Cash Balance Plan, the BOC Hourly Plan and the BOC 401(k) Plan who are Employees.  Except as expressly set forth in Sections 6.2(b), 6.2(c) and 6.2(d), no assets shall be transferred from the BOC Pension Plan or the BOC 401(k) Plan to any employee benefit plan of the Purchasers.

(b)           Cash Balance Plan.  The Purchasers shall designate a plan (the “Purchasers’ Designated Plan”) into which Employees may rollover cash distributions from the BOC Cash Balance Plan subject to the terms and conditions of the BOC Cash Balance Plan and the Purchasers’ Designated Plan.  With respect to such rollover, (i) the Purchasers shall provide to the BOC Group written assurances that the Purchasers’ Designated Plan is an “eligible retirement plan” and (ii) Seller shall provide to the Purchasers written assurances from the BOC Group that each such distribution from the BOC Cash Balance Plan is an “eligible rollover distribution” within the meaning of Section 402(c)(4) of the Code.  For purposes of this Section 6.2(b), the term “eligible retirement plan” shall have the meaning set forth in Sections 401(a)(31)(D) and 402(c)(8)(B) of the Code.  The Purchasers shall indemnify each Seller Indemnified Party in accordance with Article IX against any Losses incurred by it, directly or indirectly, as a result of the failure of the Purchasers’ Designated Plan to qualify as an “eligible retirement plan” or the failure of such rollover to be made in accordance with the terms of the Purchasers’ Designated Plan.  Similarly, the Seller shall indemnify each Purchaser Indemnified Party in accordance with Article IX against any Losses incurred by it as a result of the failure of the BOC Cash Balance Plan to qualify under Section 401(a) of the Code or a failure of any such distribution to be an “eligible rollover distribution” or to be made in accordance with the terms of the BOC Cash Balance Plan.  With respect to any benefits accrued by any Employees under the BOC Cash Balance Plan and not distributed to such employees, from and after the Closing Date such benefits shall continue to be credited with the periodic adjustment percentage (as defined in the BOC Cash Balance Plan) in the same manner as accrued benefits of active employees who participate in such plan.

(c)           401(k) Plan.  The Seller and the Purchasers shall co-operate to take whatever steps are necessary to effect the spinoff and transfer, as promptly as practicable after the Closing Date, by the trustee (the “BOC Trustee”) of the BOC 401(k) Plan to the trustee (the

“Purchasers’ Trustee”) of the Purchasers’ 401(k) Plan, of cash equal to the account balance (as of the day of the transfer) of each Employee in the BOC 401(k) Plan, other than the portion of such account balance representing Participant Promissory Notes, which portion shall be accounted for under Section 6.2(d).  The amount to be transferred shall not include the value of the account balances of any Employees whose employment terminated other than in connection with the transactions contemplated herein and who became eligible for and elected to receive a distribution (including a direct rollover described in Section 401(a)(31) of the Code) from the BOC 401(k) Plan prior to the date of transfer to the Purchasers’ 401(k) Plan.  The Purchasers shall have full responsibility for payment of the benefits attributable to the assets so transferred.  Prior to such transfer, each Employee shall have the same rights under the BOC 401(k) Plan as an active employee who participates in such plan, other than rights to receive or make additional contributions, initiate new loans or, except where otherwise required by applicable Law, make payments on existing loans.  The Purchasers shall indemnify each Seller Indemnified Party in accordance with Article IX against any Losses incurred by it that are attributable to the failure of the Purchasers’ 401(k) Plan and trust to qualify under Section 401(a) of the Code.  Similarly, the Seller shall indemnify each Purchaser Indemnified Party in accordance with Article IX against any losses incurred by it that are attributable to the failure of the BOC 401(k) Plan and trust to qualify under Section 401(a) of the Code.

(d)           Participant Promissory Notes.  Set forth in Section 6.2(d) of the Disclosure Schedule are all promissory notes currently held in the accounts of the Employees under the BOC 401(k) Plan, which represent plan loans made from the BOC 401(k) Plan to such employees (collectively, the “Participant Promissory Notes”).  The Seller and the Purchasers shall cooperate to take whatever steps are necessary to cause the BOC Trustee to, as promptly as practicable after the Closing Date, transfer, assign, convey and deliver to the Purchasers’ Trustee the Participant Promissory Notes.

(e)           Certain Assurances.  Prior to the transfer of assets from the BOC 401(k) Plan to the Purchasers’ 401(k) Plan described above, (i) the Purchasers shall provide the Seller reasonable written assurances (or if available, a current IRS determination letter) that the Purchasers’ 401(k) Plan satisfies the requirements of Section 401(a) of the Code and (ii) the Seller shall provide to the Purchasers reasonable written assurances (or, if available, a current IRS determination letter) that the BOC 401(k) Plan satisfies the requirements of Section 401(a) of the Code.  The Seller and the Purchasers shall, in connection with such transfer, cooperate in making (or cause any other parties to make) all filings required or appropriate under the Code and ERISA and the regulations thereunder, and in completing such transfer of assets and related assumption of liabilities.

Section 6.3.            Other Employee Benefits Matters.  (a) Continued Communication.  To the extent necessary, the Seller, the BOC Group and their Affiliates may continue to communicate with the Employees regarding their rights and entitlement to any benefits under the Benefit Plans, subject to the AGA’s prior review of such communication and approval, which shall not be unreasonably withheld, and the parties shall cooperate with each other in the administration of all applicable employee benefit plans and programs.

(b)           Service Credit.  Under the Purchasers’ employee benefit plans and arrangements and policies, each Employee shall receive credit for service accrued or deemed accrued prior to the Closing Date with the BOC Group, any BOC Company, the Seller, or any of their respective Affiliates for all purposes of such plans (except for purposes of benefit accruals under a defined benefit pension plan), with such credited service counting towards the application of any applicable waiting periods; provided, however, that this provision shall not act to allow any employees to receive a duplication of benefits.  The Purchasers shall also permit (consistent with their obligations under Section 6.3(e) of this Agreement) the Employees and their eligible dependents to participate in its group health plans or other health coverage provided for similarly situated employees of the Purchasers (or their Affiliates) in the applicable jurisdiction and shall credit service with the BOC Group, any BOC Company, the Seller or any of their respective Affiliates towards the satisfaction of any waiting periods (including any waiting periods relating to any restrictions and limitations on preexisting medical conditions); provided, however, that this provision shall not act to allow any employees to receive a duplication of benefits.

(c)           Benefit Information.  After the Closing Date, and within a reasonable time following any request by the Seller or any of its Affiliates, the Purchasers shall provide to the Seller such information as may be necessary to calculate the accrued benefits under the BOC employee benefit plans for Employees which is within the control of the Purchasers, and not within the Seller and its Affiliates’ control.

(d)           Plant Closing Laws.  The Purchasers shall be responsible for providing any notice required, pursuant to the United States Federal Worker Adjustment and Retraining Notification Act of 1988, any successor United States federal Law, and any applicable plant closing notification Law with respect to layoff or plant closing relating to the Business that occurs as a result of or after the Closing Date.  The Seller shall be responsible for providing any such notice with respect to a layoff or plant closing occurring prior to the Closing Date.

(e)           Post-Closing Benefits.  For a period of one year following the Closing Date, the Purchasers shall sponsor or maintain employee benefit plans and arrangements which will provide a level of total compensation and benefits to active and retired employees of the Business (other than employees covered by a collective bargaining agreement), considered as a group and not individually, that is no less favorable in the aggregate than the level provided under the employee benefit plans and arrangements of BOC and its Affiliates and the BOC Companies as in effect immediately prior to the BOC Closing Date; provided, however, that changes may be made to such level of benefits to the extent necessary to comply with applicable Law.  Notwithstanding anything herein to the contrary, effective as of the Closing Date:

(1)                                  The Purchasers shall assume all responsibility for payment of liabilities under the BOC Postretirement Welfare Plans (on terms substantially similar to those set forth in the BOC Postretirement Welfare Plans) for persons who as of the BOC Closing Date were active employees of the Business (and in the event that any such employee terminates employment between the BOC Closing Date and the Closing Date and is then eligible for retiree coverage under the BOC Postretirement Welfare Plans, such employee shall thereafter receive retiree coverage under the BOC Postretirement Welfare Plans, and the Purchasers shall pay the Seller an amount equal to the present value of the cost of providing such coverage (such amount to be calculated as of the date of termination using the methodology and assumptions set forth in Exhibit 6.3(e)); and

(2)                                  The Purchasers shall neither assume nor retain any responsibility under the BOC Postretirement Welfare Plans with respect to retiree medical or life insurance benefits for any persons who were, as of April 3, 1998, former employees of the Business.

(f)            Accrued Vacation.  The Purchasers will allow the Employees to take any vacation which is accrued but unused as of the Closing Date with respect to the annual vacation period in which the Closing Date occurs, or any prior vacation period to the extent such prior vacation was reflected or reserved against in the Closing Date Balance Sheet (as defined in the BOC Sale Agreement) or referred to in the notes thereto, subject to the terms of Purchasers’ vacation policies.

(g)           Payroll Taxes.  The Seller and the Purchasers shall, to the extent permissible under applicable Law, cooperate to treat Employees as continuing employment for U.S. or foreign payroll tax purposes.

Section 6.4.            Collective Bargaining Agreements, Certain Employee Benefits.  On the Closing Date, the Seller and its Affiliates shall assign (or cause BOC and its Affiliates to assign) to the Purchasers, and the Purchasers shall assume, the collective bargaining agreements (including, without limitation, the written and unwritten informal governing arrangements and plant matters entered into by BOC and its Affiliates and the collective bargaining representatives, which arrangements and plant matters are listed or described in Section 6.4 of the Disclosure Schedule) listed in Section 6.4 of the Disclosure Schedule insofar as they relate to employees employed in the Business.

ARTICLE VII

TAX MATTERS

Section 7.1.            Sales, Use and Other Transfer Taxes.  (a) The Purchasers shall provide the Seller with resale or other similar exemption certificates as is appropriate.  The Purchasers shall pay directly, or reimburse the Seller promptly upon demand and delivery of proof of payment, all excise, sales, use, transfer, documentary, filing, recordation, VAT, and other similar taxes, levies, fees and charges (including interest and penalties), if any (including all real estate transfer taxes and conveyance and recording fees, if any), that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby.  All other expenses of Closing will be paid by the party incurring such expense.

Section 7.2.            Apportionment.  (a) All prepaid items that (i) are transferred to the Purchasers as part of the Assets or are applicable to the Assets (including without limitation real estate and personal property taxes, water and sewer rents, if any, utility charges and fuel oil), (ii) relate to a period both before and after the Closing Date (“Apportioned Obligations”), and (iii) under generally accepted accounting principles in the United States that are applied in a manner consistent with that used by the Seller in the Business at the date hereof, are or should have been made or accrued, will be apportioned between the Seller and Purchasers according to the number of days in the period covered by such prepaid item which occurred before and after the Closing Date, respectively, and the Purchasers will pay to the Seller within 20 days after Closing the amount of such prepaid item allocable to the period after the Closing Date.  Prepaid items do not include those items set forth on Exhibit 7.2 hereto.

(b)           In the event that any refund, rebate or similar payment is received by the Purchasers for any Apportioned Obligations such payment will be apportioned between the Seller and the Purchasers according to the number of days in the period covered by such payment which occurred prior to and subsequent to the Closing Date, respectively, and the Purchasers will pay to the Seller the amount of such payment allocable to the period prior to and including the Closing Date.

Section 7.3.            Cooperation and Exchange of Information.  The Seller and the Purchasers will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of relevant Tax Returns (“Returns”) or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Tax authorities.  Each party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.  Each party will retain all Returns, schedules and work papers and all material records or other documents relating to Tax matters of the Seller for the taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods or (ii) eight years following the filing date (without extension) for such Returns.  Any information obtained under this Section 7.3 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting an audit or other proceeding.

Section 7.4.            (Reserved)

Section 7.5.            Withholding Taxes.  No Tax shall be withheld by the Purchasers pursuant to section 1445 of the Code.

Section 7.6.            Other Taxes.  Except as otherwise provided in this Agreement, as among the parties hereto, (i) Seller shall be responsible for and pay all taxes levied or imposed upon, or in connection with, the Assets or the conduct or operation of the Business on or before the Closing Date; (ii) the Purchasers shall be responsible for and pay all taxes levied or imposed upon, or in connection with, the Assets or the conduct or operation of the Business after the Closing Date; and (iii) Seller and the Purchasers will each be responsible for its own income and franchise taxes, if any, arising from the transactions contemplated by this Agreement.

Section 7.7.            Miscellaneous.  (a) Except as otherwise provided in this Agreement, any interest and penalties arising in connection with Taxes due under this Article VII shall be the responsibility of the party required to file correct tax returns concerning such Taxes in a timely manner.

(b)           For purposes of this Article VII, all references to the Purchasers and the Seller include successors.

ARTICLE VIII

(RESERVED)

ARTICLE IX

INDEMNIFICATION

Section 9.1.            Survival of Representations and Warranties.  Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained herein shall survive the Closing and shall remain in full force and effect until the first anniversary of the Closing Date; provided however, that Seller’s representations and warranties contained in Section 3.1 shall only be limited by the applicable statute of limitations.  Except as specifically set forth herein, the covenants and agreements of the parties contained herein shall survive the Closing and shall remain in full force and effect indefinitely.

Section 9.2.            Indemnification by the Purchasers.  (a) The Purchasers agree, subject to the other terms and conditions of this Agreement, to indemnify the Seller and its Affiliates and each of their respective officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) against and hold them harmless from all liabilities, losses, damages, claims, costs and expenses (including reasonable attorney’s fees) (collectively, (“Losses”) actually incurred by them arising out of (i) the failure of any representation or warranty of the Purchasers herein to be true and correct in all material respects on the Closing Date (except for representations and warranties that speak as of a specific date, which must be true and correct as of such date), (ii) the material breach of any covenant or agreement of the Purchasers herein, (iii) the Assumed Liabilities, and (iv) the conduct of the Business following the Closing and the performance and discharge when due of any and all debts, liabilities and obligations that arise out of the Business, of whatever nature (whether fixed or contingent, matured or unmatured) arising by Law or by contract or otherwise on, prior to or after the Closing Date, except to the extent any of the foregoing is a Retained Liability; and provided, however, that (subject to their ultimate obligations to perform or discharge such debts, liabilities and obligations) Purchasers may contest, in good faith, the performance and discharge of any such debts, liabilities and obligations.  Notwithstanding anything in this Article IX to the contrary, no claim may be made against Purchasers for indemnification pursuant to Section 9.2(a)(i) until the aggregate dollar amount of all Losses of the Seller Indemnified Parties shall exceed $100,000 (the “Basket”) and the Purchases shall only be required to pay or be liable for any amount in excess of the Basket; provided, however that Purchasers’ indemnification obligations under Section 9.2(a)(i) shall not exceed $2 million.

(b)           A Seller Indemnified Party shall give the Purchasers prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which a Seller Indemnified Party has Knowledge concerning any Loss as to which a Seller Indemnified Party may request indemnification hereunder.  The Purchasers shall have the right to assume, through counsel of their own choosing, the defense or settlement of any such claim or proceeding at their own expense.  If the Purchasers elect to assume the defense of any such claim or proceeding, the Seller Indemnified Party may participate in such defense, but in such case the expenses of the Seller Indemnified Party shall be paid by the Seller Indemnified Party.  The Seller Indemnified Party shall provide the Purchasers with access to its records and personnel relating to any such claim assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Purchasers in the defense or settlement thereof, and the Purchasers shall reimburse the Seller Indemnified Party for all the reasonable out-of-pocket expenses of such Seller Indemnified Party in connection therewith.  If the Purchasers elect to assume the defense of any such claim or proceeding, the Seller Indemnified Party shall not pay, or permit to be paid, any part of such claim or demand arising from such asserted liability, unless the Purchasers consent in writing to such payment or unless the Purchasers, subject to the last sentence of this Section 9.2(b), withdraw from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Purchasers is entered against the Seller Indemnified Party for such liability.  The Purchasers shall not, without the prior written consent of the Seller Indemnified Party, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim or proceeding in respect of which indemnification may be sought hereunder (whether or not the Seller Indemnified Party is an actual or potential party to such claim or proceeding) unless such settlement, compromise or consent (x) includes an unconditional release of each Seller Indemnified Party from all liability arising out of such claim or proceeding and (y) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of a Seller Indemnified Party.  If the Purchasers shall fail to undertake any such defense, the Seller Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Purchasers’ expense.  If the Seller Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 9.2(b) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forgo appeal with respect thereto, then the Seller Indemnified Party shall give the Purchasers prompt written notice thereof and the Purchasers shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

(c)           The Seller hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims, other than a claim in tort based on actual and intentional fraud, relating to the subject matter of this Agreement and the transactions contemplated hereby, shall be pursuant to the indemnification provisions set forth in Article VI, VII and in this Article IX and specific performance as contemplated by Section 11.10.

(d)           Except as expressly set forth in this Agreement, the Purchasers are not making any representation, warranty, covenant or agreement with respect to the matters contained herein.  Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Seller, after the consummation of the purchase and sale of the Business contemplate by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

(e)           Notwithstanding any provision to the contrary contained herein, no Seller Indemnified Party shall have any claim, other than as may be set forth in this Section 9.2, based on consequential damages or lost profit.

Section 9.3.            Indemnification by the Seller.  (a) The Seller agrees, subject to the other terms and conditions of this Agreement, to indemnify the Purchasers and their Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) against and hold them harmless from all Losses actually incurred by them arising out of (i) the failure of the representations of the Seller to be true and correct in all material respects on the Closing Date (except for representations and warranties that speak as of a specific date, which must be true and correct as of such date), (ii) any of the Retained Liabilities, and (iii) the material breach of any covenant or agreement of the Seller herein.  Notwithstanding anything in this Article IX to the contrary, no claim may be made against Seller for indemnification pursuant to Section 9.3(a)(i) until the aggregate dollar amount of all Losses of the Purchaser Indemnified Parties shall exceed the Basket and the Seller shall only be required to pay or be liable for any amounts in excess of the Basket; provided, however, that Seller’s indemnification obligations under Section 9.3(a)(i) shall not exceed the sum of $1 million plus 50% of any amounts paid in respect of the Milestone Payments and the Quarterly Payments, as such terms are defined in Exhibit 2.3 hereto.

(b)           A Purchaser Indemnified Party shall give the Seller prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which such Purchaser Indemnified Party has Knowledge concerning any Loss as to which such Purchaser Indemnified Party may request indemnification hereunder.  The Seller shall have the right to assume, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense.  If the Seller elects to assume the defense of any such claim or proceeding, the Purchaser Indemnified Party may participate in such defense, but in such case the expenses of the Purchaser Indemnified Party shall be paid by the Purchaser Indemnified Party.  The Purchaser Indemnified Party shall provide the Seller with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Seller in the defense or settlement thereof, and the Seller shall reimburse the Purchaser Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.  If the Seller elects to assume the defense of any such claim or proceeding the Purchaser Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Seller consents in writing to payment or unless the Seller, subject to the last sentence of this Section 9.3(b), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Seller is entered against the Purchaser Indemnified Party for such liability.  The Seller shall not, without the prior written consent of the Purchaser Indemnified Party, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim or proceeding in respect of which indemnification may be sought hereunder (whether or not the Purchaser Indemnified Party is an actual or potential party to such claim or proceeding) unless such settlement, compromise or consent (x) includes an unconditional release of each Purchaser Indemnified Party from all liability arising out of such claim or proceeding, (y) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of a Purchaser Indemnified Party and (z) does not impose any restrictions on the conduct of the Business.  If the Seller shall fail to undertake any such defense, the Purchaser Indemnified

Party shall have the right to undertake the defense or settlement thereof, at the Seller’s expense.  If the Purchaser Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 9.3(b) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Purchaser Indemnified Party shall give the Seller prompt written notice thereof and the Seller shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

(c)           The Purchasers hereby acknowledge and agree that their sole and exclusive remedy with respect to any and all claims, other than a claim in tort based on actual and intentional fraud, relating to the subject matter of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, shall be pursuant to the indemnification provisions set forth in Article VI and in this Article IX and specific performance as contemplated by Section 11.10.

(d)           Except as expressly set forth in this Agreement, the Seller is not making any representation, warranty, covenant or agreement with respect to the Assets, Assumed Liabilities, or any other matter contained herein.  Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchasers, after the consummation of the purchase and sale of the Business contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(e)           Notwithstanding any provision to the contrary contained herein no Purchaser Indemnified Party shall have any claim, other than as may be set forth in this Section 9.3, based on consequential damages or lost profit.

ARTICLE X

TERMINATION AND WAIVER

Section 10.1.          (Reserved)

Section 10.2.          (Reserved)

Section 10.3.          Waiver.  Seller on one hand, and Purchasers on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements of the other party contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1.          Expenses.  Except as otherwise specified in Article IX of this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.2.          Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

(a)           if to the Purchasers:

AGA Gas, Inc.
6055 Rockside Woods Blvd.
Independence, OH 44131-2329
Telecopy No.: 216-642-6715
Attention: Mark D. Weller, General Counsel

with a copy to:

Walter & Haverfield, P.L.L.
50 Public Square
13th Floor - Tower City
Cleveland, Ohio 44113
Telecopy No.: (216) 575-0911
Attention: David W. Welty, Esq.

(b)           if to the Seller:

Instrumentarium Corporation
Kuortaneenkatu 2
00510 Helsinki
Finland
Telecopy No.: 358-9-146-4172
Attention: Legal Counsel

and

Becton, Dickinson and Company
One Becton Drive
Franklin Lakes, New Jersey 07417
Telecopy No.: (201) 848-9228
Attention: Richard Carbone, Esq.

with copies to:

Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza

New York, New York 10006
Telecopy No.: (212) 225-3999
Attention: James F. Munsell, Esq.

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telecopy No.: (212) 403-2000
Attention: David M. Silk, Esq.

Section 11.3.          Public Announcements.  Except as required by Law or the rules of any stock exchange to which the Seller is subject, no party to this Agreement shall make, or cause to be made, any press release or public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior approval of the other party, and the parties shall cooperate as to the timing and contents of any such announcement.

Section 11.4.          Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.5.          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.6.          Entire Agreement.  This Agreement, together with the Exhibits and Schedules hereto, the Disclosure Schedule and the Ancillary Agreements, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement, with respect to the subject matter hereof.  In the event of any conflict between the terms of this Agreement and the terms of any Ancillary Agreement, the terms of this Agreement shall prevail.

Section 11.7.          Assignment.  This Agreement shall not be assigned without the express written consent of the Seller and the Purchasers (which consent may be granted or withheld in the sole discretion of the Seller and the Purchasers).  Notwithstanding the preceding sentence, the Purchasers may freely assign their rights but not their obligations under this Agreement to a Person that is a U.S. citizen and (i) that is an Affiliate of the Purchaser, or (ii) in which the Purchasers have a material equity interest.  In the event of any such assignment, each of the Purchasers and AGA AB shall remain fully liable hereunder.  Notwithstanding the foregoing, upon a dissolution of Seller, Seller may assign 50% of Seller’s rights and obligations hereunder to each of Becton and Instrumentarium or one or more of their respective Affiliates.

Section 11.8.          No Third Party Beneficiaries.  Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto, their Affiliates and their successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.9.          Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by the Seller and the Purchasers.

Section 11.10.        Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement or the Ancillary Agreements were not performed in accordance with the terms hereof or thereof and, accordingly the parties shall be entitled to specific performance of the terms hereof and thereof, in addition to any other remedy available at law or in equity.

Section 11.11.        Governing Law; Submission of Jurisdiction.  (a) This Agreement shall be governed by the laws of the State of New York.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in The City of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceedings and irrevocably waive the defense of an inconvenience forum to the maintenance of any such action or proceeding.

(b)           AGA AB irrevocably appoints CT Corporation Systems, which currently maintains a New York City office situated at 1633 Broadway, New York, New York 10019, U.S.A., as its agent to receive service of process or other legal summons for purposes of any such action or proceeding.  So long as AGA AB has any obligation under this Agreement, it will maintain a duly appointed agent in New York City for the service of such process or summons, and if it fails to maintain such an agent, any such process or summons may be served by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for notices hereunder.

(c)           Instrumentarium irrevocably appoints CT Corporation Systems, which currently maintains a New York City office situated at 1633 Broadway, New York, New York 10019, U.S.A., as its agent to receive service of process or other legal summons for purposes of any such action or proceeding.  So long as Instrumentarium has any obligation under this Agreement, it will maintain a duly appointed agent in New York City for the service of such process or summons, and if it fails to maintain such an agent, any such process or summons may be served by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for notices hereunder.

Section 11.12.        Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written above by their respective officers thereunto duly authorized.

INO HOLDINGS LLC
By BDX INO LLC
a member of INO HOLDINGS LLC

By:	/s/ Richard A. Carbone
	Name:	Richard A. Carbone
	Title:	Manager

By DATEX-ENGSTROM, Inc.
a member of INO HOLDINGS LLC

By:	/s/ Hannu Ahjopalo
	Name:	Hannu Ahjopalo
	Title:	Director

By AGA GAS, INC.

By:	/s/ Frederick Cuffari, Jr.
	Name:	Frederick Cuffari, Jr.
	Title:	VP-Healthcare 20 July 1998

By INOCO, INC.

By:	/s/ Ashleigh W. Palmer
	Name:	Ashleigh W. Palmer
	Title:	President – INOCO, Inc.

FOR PURPOSES OF SECTIONS 5.13 and 11.11 ONLY

By BECTON, DICKINSON and COMPANY

By:	/s/ Bridget M. Healy
	Name:	Bridget M. Healy
	Title:	V.P. and Secretary

FOR PURPOSES OF SECTIONS 5.13 and 11.11 ONLY

By INSTRUMENTARIUM CORPORATION

By:	/s/ Hannu Ahjopalo
	Name:	Hannu Ahjopalo

By:	/s/ Folke Lindberg
	Name:	Folke Lindberg

FOR PURPOSES OF SECTIONS 5.9, 5.13 AND 11.11 ONLY

By: AGA AB

By:	/s/ Lars Källsäter
	Name:	Lars Källsäter
	Title:	Senior Vice President

INO BUSINESS SALE AND PURCHASE AGREEMENT

Exhibit 2.3

Exhibit 2.3(a)

2.3(a)(i).  Initial Payment.

Purchasers shall pay the amounts set forth below to Seller on the Closing Date as follows:

(a)       $2,000,000 on the Closing Date, to be paid as set forth in Exhibit 2.5(c); and

(b)                     $8,500,000 in the form of a non-interest bearing Note, a copy of which is attached as Exhibit (2.3(a)(1)) (the “Note”), providing for payment to be made in six equal consecutive monthly installments of $1,416,666.67 each, payable on the last day of each month, with the first such payment due and payable on July 31, 1998, and the last such payment due and payable on December 31, 1998.

2.3(a)(ii).  Reimbursement of Operating Expenses.

For the period commencing July 1, 1998 and terminating on December 31, 1998, Seller shall pay (in the manner described in the penultimate sentence of this paragraph) to AGA $8,500,000, as a reimbursement to AGA for operating expenses incurred by AGA that are associated with the Business after the Closing Date, which reimbursement will be made by Seller in six equal consecutive monthly installments of $1,416,666.67 each, payable on the last day of each month, with the first such payment due and payable on July 31, 1998, and the last such payment due and payable on December 31, 1998.  The monthly installment payments described in this paragraph are referred to as the “Monthly Payments.”  Each Monthly Payment may be offset by AGA in its entirety by the amounts due under the Note.  Notwithstanding anything to the contrary contained herein, Monthly Payments shall be made only by offset of amounts otherwise due under the Note, and no cash payments shall be made by Seller in respect of such Monthly Payments.  In the event that, for any reason, the Note (or any portion thereof) is deemed to be invalid or unenforceable, an amount of Monthly Payments equal to the amount of the Note that is not paid (or offset) to Seller shall be deemed to have been paid by Seller in full.

2.3(a)(iii).  Pre-June 1 Financial Obligations.

At (or as soon as practicable after) the Closing, Seller shall pay Purchaser the amount of the Pre-June 1 Financial Obligations, in accordance with Exhibit 2.5(c) and Section 2.5(c) of the Agreement.

Exhibit 2.3(b)

2.3(b).  Further Payments.

AGA will pay to Seller the amounts set forth in Section 2.3(b)(i) below (the “Milestone Payments”), following the completion of the corresponding events described in such Section 2.3(b)(i) (the “Milestone Events”), and additional payments at the times and in the amounts set forth in Section 2.3(b)(ii) below.

2.3(b)(i) - AGA shall pay the Milestone Payments to Seller (or at the election of Seller, to one or more entities designated by Seller), within [**] days after the associated Milestone Event, as follows:

•                  $[**] at New Drug Application (“NDA”) approval of the first [**]indication in the United States.

•                  $[**] six months following NDA approval of the first [**] indication in the United States.

•                  $[**] at submission of an NDA for the [**] indication in the United States.

•                  $[**] at NDA approval of the [**] indication in the United States.

•                  $[**] at NDA approval of the [**] indication in the United States.

•                  $[**] at submission of an NDA for a [**] indication in the United States.

•                  $[**] at NDA approval of a [**] indication in the United States.

•                  $[**] upon the granting of [**] authorization in the United Kingdom.

•                  $[**] upon the granting of [**] authorization in Canada.

•                  $[**] upon the granting of [**] authorization in Germany.

•                  $[**] upon the granting of [**] authorization in Japan.

AGA shall give Seller notice of the application for each Milestone Event within [**] days of any such application.

Notwithstanding the foregoing, to the extent that (1) the liability of the Business in respect of accrued clinical trials (i.e., patient costs related to clinical studies) as of May 30, 1998, calculated in accordance with generally accepted accounting principles in the United States, consistently applied by the Business as of such date, exceeded $[**] (the “Clinical Trial Amount”) and (2) such liability in excess of the Clinical Trial Amount was not reflected in the liabilities of the Business described in the Attachment to Exhibit 1.1(a) of this Agreement (such amount, the “Unaccounted Excess Clinical Trial Amount”), then one or more Milestone Payments described above (beginning with the

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first such Milestone Payment) shall be reduced, but the aggregate amount by which all such Milestone Payments may be reduced shall not exceed the Unaccounted Excess Clinical Trial Amount.  The total amounts for which Seller may be liable to Purchasers in respect of Unaccounted Excess Clinical Trial Amounts shall not exceed the total aggregate Milestone Payments actually made by Purchasers to Seller (or its designees).

2.3(b)(ii) - Within [**] days following the end of each calendar quarter, AGA shall pay to the Seller (or at the election of the Seller shall pay to one or more entities designated by the Seller) an amount equal to the Quarterly Payment, every such payment to be supported by the accounting prescribed in paragraph 2.3(b)(iii) and to be made in United States currency.  AGA shall deposit any such Quarterly Payment into one or more bank accounts designated by Becton and Instrumentarium in writing to AGA at least [**] business days prior to the date any such payment is due.  Whenever conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the business day closest to the end of the applicable calendar quarter.

“The Quarterly Payment’’ shall mean an amount equal to the sum of

(x) [**] percent of Product Sales in the United States and Canada under that certain License Agreement between the General Hospital Corporation and Anaquest, Inc., dated November 1, 1992 (including any direct or indirect successor to or replacement of the Anaquest Agreement, the “Anaquest Agreement”); and

(y) [**] percent of Product Sales in the United States and Canada for chronic indications proposed to be covered under an expanded license agreement proposed to be entered into with the General Hospital Corporation and in the form attached as Exhibit 2.3(b)(ii) hereto (including any direct or indirect successor to or replacement of the Expanded Agreement, the “Expanded Agreement”); and

(z) [**] percent of Product Sales in the Rest of the World for both acute and chronic indications licensed under the License Agreement between The General Hospital Corporation and AGA AB, dated March 25, 1993 (including any direct or indirect successor to or replacement of the AGA License Agreement, the “AGA License Agreement”); provided that AGA (or any affiliate of AGA) receives at least one NDA approval in the United States prior to December 31, 2000.  If (1) no NDA approval has been received for any indication in the United States prior to December 31, 2000 and (2) AGA (or an affiliate thereof) has used reasonable efforts to attempt to obtain such approval by such date, then AGA need not make any royalty payment in respect of Product Sales in the Rest of the World.  For these purposes, the addition to the AGA License Agreement of, or the entry of any separate license agreement related to, any “Available Territory” (as defined in the AGA License Agreement) shall be considered to be part of a successor or replacement of the original AGA License Agreement.

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In the event that more than one such payment is applicable to any particular sale, the highest applicable amount shall apply.

“The United States and Canada” shall mean, for purposes of clauses (x) and (y) hereof, the entire territory licensed pursuant to the Anaquest Agreement, as the Anaquest Agreement exists on the date hereof (with respect to clause (x)) and the Expanded Agreement, in the form attached hereto (with respect to clause (y)).

“The Rest of the World” shall mean the entire territory licensed pursuant to the AGA License Agreement, other than the United States and Canada (as defined in the Anaquest Agreement, as the Anaquest Agreement exists on the date hereof).

“Product Sales” shall mean the actual sum of money in the relevant quarter (net of sales, use, value added or other excise taxes imposed or paid directly with respect to the sale, but without deductions for withholding tax) (x) invoiced by AGA AB, and its affiliates and Future Sublicensees to, or (y) received by AGA AB and its affiliates and Existing Sublicensees from, Persons other than AGA AB and affiliates of AGA AB, of any nitric oxide product, or any product related thereto, in each case licensed under any of the Anaquest Agreement, the Expanded Agreement or the AGA License Agreement (the “Nitric Oxide Product”).  For purposes of this definition, Product Sales shall be determined in accordance with generally acceptable accounting principles in the United States, consistently applied.  The following paragraphs (a) and (b) shall further govern the determination of Product Sales under this Exhibit 2.3.

(a)                      If AGA AB or any of its affiliates or sublicensees sells any Nitric Oxide Product in a bona fide sale as a component of a combination of active functional agents (not including dilutants, propellants, stabilizers or other such substances), the invoice price of the Nitric Oxide Product shall be determined by multiplying the total price of the combination by the fraction A over A + B, in which “A” is the invoice price of the Nitric Oxide Product portion of the combination sold separately during the applicable calendar quarter in the country in which the sale was made, and “B” is the combined price of the remaining active agents of the combination sold separately during said calendar quarter in said country.  In the event that no separate sale of either the Nitric Oxide Product or the other active elements of the combination is made during said calendar quarter in said country, the invoice price of the Nitric Oxide Product shall be determined by multiplying the total price of such combination by the fraction C over C + D, in which “C” is the standard fully-absorbed cost of the Nitric Oxide Product portion of such combination, and “D” is the sum of the standard fully-absorbed costs of the other active agents component(s), such costs being arrived at using the standard accounting procedures of AGA AB which will be in accord with generally accepted accounting practices, consistently applied.

(a)                      If AGA AB or any of its affiliates or sublicensees commercially uses or disposes of any Nitric Oxide Product by itself (as opposed to a use or disposition of any Nitric Oxide Product as a component of a combination of

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active functional agents) other than in a bona fide sale to a bona fide customer (which for these purposes shall include any disposition of the Nitric Oxide Product to any of Becton, Instrumentarium or BOC (or any of their affiliates)) at prices below fair market value, the invoice price shall be the price which would be then payable in an arm’s length transaction.  If AGA AB or any of its affiliates or sublicensees commercially uses or disposes of any Nitric Oxide Product as a component of a combination of active functional agents other than in a bona fide sale to a bona fide customer, the invoice price of the Nitric Oxide Product shall be determined in accordance with paragraph (a) above, using as the total price of the combination that price which would be then payable in an arm’s length transaction.

“Existing Sublicensees” means Messer GmbH, The BOC Group, PLC and Air Liquide S.A. pursuant to existing sublicenses, as such agreements exist on the date hereof (the “Existing Sublicenses”).  Purchasers represent and warrant that (i) except as set forth in the immediately preceding sentence, there are no sublicenses granted by AGA or its affiliates related to either of the Anaquest Agreement or the AGA License Agreement and (ii) as of the date hereof, AGA is entitled to a royalty from the Existing Sublicensees, as a group, in an aggregate payment in the approximate amount of 30% of the net sales by the Existing Sublicensees, under their existing agreements, taken as a whole.  In the event that any Existing Sublicense with an unaffiliated Existing Sublicensee is amended or succeeded to in any manner which directly or indirectly impacts (whether adversely or not) the Quarterly Payments payable (or that could become payable) to Seller (or its designees) hereunder (including, without limitation, any amendment or the entering into of any successor agreement which affects the geographic scope of, the products covered by or the royalty payments payable under any Existing Sublicense), then the Existing Sublicensee affected by such amendment shall thereafter be treated as a Future Sublicensee (as defined below) only to the extent the Existing Sublicense is changed by such amendment or successor agreement.

“Future Sublicensees” means (i) any sublicensee of AGA AB or its affiliates other than the sublicensees identified in the definition of Existing Sublicensees and (ii) any sublicensees pursuant to sublicenses or agreements other than those identified in the definition of Existing Sublicensees.

2.3(b)(iii) - Within [**] Business Days following the end of each month, AGA shall deliver to Seller AGA’s good faith estimate of the amount of Quarterly Payment accrued in respect of such month.

With the payment of the Quarterly Payment AGA shall deliver to Seller a full and accurate accounting to include at least the following information:

(a)           Quantity and corresponding invoice price of the Nitric, Oxide Product sold by AGA AB and its affiliates and sublicensees (classified by the country where and the license agreement under which such Nitric Oxide Product is sold);

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(b)           Total billings for the sale of the Nitric Oxide Product (classified by the country where and the license agreement under which such Nitric Oxide Product is sold);

(c)           Quantities of the Nitric Oxide Product used by AGA AB and its affiliates and sublicensees;

(d)           Names and addresses of all sublicensees;

(e)           A Schedule which reflects how the Quarterly Payment was calculated;

(f)            The Quarterly Payment payable to Seller; and

(g)           A reconciliation to the monthly estimates referred to above.

Figures shall be reported in United States Dollars.  As contemplated by the AGA License Agreement, the Quarterly Payments may be made based on unaudited data.  However, when audited data for any period become available, AGA shall promptly report such audited data to Seller and shall adjust the earlier payments according to the audited data.

2.3(b)(iv) - AGA AB shall keep, and shall cause each of its affiliates and sublicensees, if any, to keep full and accurate books of accounts and/or other records containing all particulars that may be necessary and sufficient for the purpose of determining the occurrence of any Milestone Event or calculating all Quarterly Payments payable to Seller, including any information required to determine any of items (a) through (g) above.  Such books of account shall be kept at the principal place of business of AGA AB, any affiliate of AGA AB or any sublicensee of AGA AB and, with all necessary supporting data shall, during all reasonable times for the [**] years next following the end of the calendar quarter to which each shall pertain, be open for inspection at reasonable times by Seller or its designee at Seller’s expense for the purpose of verifying Quarterly Payment statements or compliance with this Agreement.  The cost of any such inspection shall be borne by Seller; provided, however, that in the event that the inspection results in a determination that any payment actually made to Seller (or its designees) was deficient from the proper amount by eight percent or more, then the reasonable cost of the audit shall be borne by AGA and AGA shall immediately pay to Seller (or its designees) such reasonable audit cost and any deficiency due to Seller (or its designees).

2.3(c)      Good Faith Obligation.

AGA AB shall itself, or through its affiliates or sublicensees, use its commercially reasonable efforts to develop and make commercially available the Nitric Oxide Product for commercial sale and distribution in the United States and Canada and the Rest of the World in full compliance with the Anaquest Agreement, the Expanded Agreement and the AGA License Agreement.  Furthermore, AGA shall itself, or through its affiliates or sublicensees, use its best efforts to promptly obtain any authorization required to comply with AGA’s obligations to make payments and provide statements pursuant to the provisions of this Agreement.

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2.3(d)      Amendment of License Agreements.

Neither AGA nor AGA AB shall amend or agree to amend in any manner adverse to Seller, Becton or Instrumentarium any of the Anaquest Agreement, the Expanded Agreement or the AGA License Agreement without Seller’s (or if Seller does not exist, each of Becton’s and Instrumentarium’s) express written consent.  Seller, Becton and Instrumentarium agree to act reasonably in considering any such proposed amendment to form a view as to whether such amendment is adverse to any of them.

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EXHIBIT 2.3(a)(i)

NON-NEGOTIABLE NOTE

$8,500,000	New York, New York
July 20, 1998

FOR VALUABLE CONSIDERATION, AGA Gas, Inc., an Ohio corporation (“Maker”), unconditionally promises to pay to INO Holdings, LLC, a Delaware limited liability company, (“Payee”), the principal sum of EIGHT MILLION FIVE HUNDRED THOUSAND UNITED STATES DOLLARS ($8,500,000), without interest.  This Note is issued pursuant to, and is subject to the terms of a certain Sale and Purchase Agreement of even date herewith, entered into among Maker, Payee, Inoco, Inc. and, for certain purposes thereof, AGA AB, Becton, Dickinson & Company and Instrumentarium Corporation (the “Acquisition Agreement”).

Payment of Principal

Maker shall pay to Payee the principal without interest in six equal consecutive monthly installments of $1,416,666.67 each, payable on the last day of each month, with the first such payment due and payable on July 31, 1998, and the last such payment due and payable on December 31, 1998.

Maker’s Right of Set-Off

Maker has certain rights of set-off under the Acquisition Agreement that it may assert against the payment of the principal of this instrument.  Maker may exercise its right of set-off by the delivery to Payee of a written notice evidencing such intent before the due date of any monthly installment of principal, setting forth the amount of, and the reason for, the set-off.

Miscellaneous

No amendment, modification, change or discharge of any term or provision of this Note is valid or binding unless the same is in writing and signed by the Maker and the Payee.  No waiver of any of the terms of this Note is valid unless signed by the party against whom the waiver is asserted, including the Maker or Payee, as applicable.  The Maker and indorsers severally waive presentment for payment, protest, and notice of dishonor and nonpayment of this Note.

All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered in accordance with the terms of the Acquisition Agreement

In case any provision in or obligation under this Note is found to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

The provisions of this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

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The words “Maker” and “Payee” include the singular or plural, individual or corporation, and their respective nominees, successors, and assigns, as the case may be.  The use of any gender applies to all genders.  This Note is binding upon the successors and assigns of Maker; provided, however, that Maker cannot delegate its obligations hereunder.  Maker has signed this Note, intending to be legally bound, effective the day and year first above written.

AGA GAS, INC.

By:

Name:
Title:

[SIGNATURE PAGE FOR THE NON-NEGOTIABLE NOTE]

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